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Exhibit 10.3

CHINA MINING RESOURCES HOLDINGS LIMITED
SECURITIES ESCROW AGREEMENT

        THIS SECURITIES ESCROW AGREEMENT (this "Agreement") is entered into as of                        , 2008 by and among China Mining Resources Holdings Limited, a Delaware corporation (the "Company"), the initial stockholders listed on Exhibit A hereto (each an "Initial Stockholder" and collectively, the "Initial Stockholders") and Continental Stock Transfer & Trust Company, a New York corporation (the "Escrow Agent").

        WHEREAS, the Company has entered into an Underwriting Agreement, dated                        , 2008 (the "Underwriting Agreement"), with Lazard Capital Markets LLC ("Lazard") acting as representative of the underwriters (collectively, the "Underwriters"), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units ("Units") of the Company. Each Unit consists of one share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), and one warrant to purchase one share of Common Stock, all as more fully described in the Company's final prospectus, dated                         , 2008 (the "Prospectus"), which is part of the Company's Registration Statement on Form S-1 (File No. 333-148051) (the "Registration Statement") under the Securities Act of 1933, as amended, declared effective on                        , 2008 (the "Effective Date");

        WHEREAS, the Initial Stockholders have agreed as a condition to the sale of the Units to deposit in escrow as hereinafter provided that number of shares of Common Stock of the Company purchased by such Initial Stockholders prior to the Effective Date (the "Escrow Shares") and the number of Insider Warrants (as defined in the Warrant Agreement dated as of [                        ], 2008 between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agreement")), in each case, as set forth opposite their respective names on Exhibit A attached hereto (the Escrow Shares and Insider Warrants are collectively referred to herein as the "Escrow Securities"); and

        WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Appointment of Escrow Agent.    The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

        2.    Deposit of Escrow Securities.    Each of the Initial Stockholders hereby delivers or causes to be delivered to the Escrow Agent on the date hereof certificates representing his, her or its respective Escrow Securities, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificates representing his, her or its Escrow Securities is legended to reflect the deposit of such Escrow Securities under this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrowed Securities.

        3.    Disbursement of the Escrow Securities.    The Escrow Agent shall hold the Escrow Shares until the date that is one year after the consummation by the Company of an Initial Business Combination (as defined in the Company's Amended and Restated Certificate of Incorporation) and the Insider Warrants until the date that is 90 days after the consummation by the Company of an Initial Business Combination (in each case, the "Escrow Period"), on which date it shall, upon written instructions from each Initial Stockholder, disburse each of the Initial Stockholder's Escrow Shares (and any applicable stock power) or Insider Warrants, as the case may be, to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Securities held pursuant to this Agreement; provided further, however, that if, after the Company consummates an Initial Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer, Chairman of the Board, Treasurer, Secretary or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated (and the Company hereby agrees to timely deliver such a certificate to permit the participation by the Initial Stockholder in such transaction), release the Escrow Shares to the Initial Stockholders so that they can similarly participate in such transaction. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Securities in accordance with this Section 3.

        4.    Rights of Initial Stockholders in Escrow Securities.

        4.1    Voting Rights as a Stockholder.    Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote the Escrow Shares.

        4.2    Dividends and Other Distributions in Respect of the Escrow Shares.    During the applicable Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property ("Non-Cash Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Shares" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

        4.3    Restrictions on Transfer.    During the applicable Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Securities, except (i) if the Initial Stockholder is an entity, to its stockholders, members, partners or limited partners upon the liquidation of such Initial Stockholder, for which no or nominal consideration is received, (ii) to a member of an Initial Stockholder's immediate family or to a trust, the beneficiary of which is an Initial Stockholder, a stockholder, member, partner or limited partner of an Initial Stockholder or a person related to an Initial Stockholder by blood, marriage or adoption, (iii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, (iv) pursuant to a qualified domestic relations order or (v) to directors, officers and employees of the Company, or persons or entities affiliated with directors, officers and employees, of the Company; provided, however, that such permitted transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Securities.

        4.4    Insider Warrants.    The Initial Stockholders acknowledge that the Insider Warrants are subject to restrictions on exercise and transfer during the Escrow Period as specified in the Warrant Agreement.

        4.5    Insider Letters.    Each of the Initial Stockholders has executed a letter agreement with the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement ("Insider Letter"), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

        5.    Concerning the Escrow Agent.

        5.1    Good Faith Reliance.    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

        5.2    Indemnification.    The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

        5.3    Compensation.    The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

        5.4    Further Assurances.    From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

        5.5    Resignation.    The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

        5.6    Discharge of Escrow Agent.    The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

        5.7    Liability.    Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

        6.    Miscellaneous.

        6.1    Governing Law.    This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

        6.2    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement

        6.3    Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by each party hereto.

        6.4    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

        6.5    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

        6.6    Notices.    Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

  If to the Company, to:

    China Mining Resources Holdings Limited
    c/o SSC Mandarin Group
    Room 4710, 47th Floor, The Center
    99 Queen Road
    Central, Hong Kong

        If to an Initial Stockholder, to his, her or its address set forth in Exhibit A.

  and if to the Escrow Agent, to:

    Continental Stock Transfer & Trust Company
    17 Battery Place
    New York, New York 10004
    Attn: Chairman

  A copy of any notice sent hereunder shall be sent to:

    Troutman Sanders LLP
    405 Lexington Avenue
    The Chrysler Building
    New York, NY 10174
    Attn: Timothy I. Kahler, Esq.

  and:

    Lazard Capital Markets LLC
    30 Rockefeller Plaza
    New York, New York 10020
    Attn: Robert Berger

  and:

    Akin Gump Strauss Hauer & Feld, LLP
    690 Madison Avenue
    New York, NY 10022
    Attn: Bruce S. Mendelsohn, Esq.

        The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

        6.7    Liquidation of the Company.    The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate an Initial Business Combination within the time period(s) specified in the Prospectus.

        6.8    Waiver.    The Escrow Agent hereby waives any and all right, title, interest or claim of any kind ("Claim") in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHINA MINING RESOURCES HOLDINGS LIMITED
By:
Name: Robin Lee Title: Chief Executive Officer
INITIAL STOCKHOLDERS:
Robin Lee
Xiaona Ma
Baolong Zhao
Wing Kai Ho
Global Strategic Partners Inc.
By:
Name: John F. Ambruz Title: Managing Director

John F. Ambruz
Denis Worrall
Pieter van Aswegen
Paul Bernards
Merrill Weingrod
Wan Guo Li
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name: Title:

EXHIBIT A

Name and Address of Initial Stockholder	No. of Escrow Shares	Stock Certificate Number.	Date of Insider Letter	Number of Insider Warrants	Warrant Number
Robin Lee c/o SSC Mandarin Financial Services Limited Room 4710, 47/F., The Center 99 Queen's Road Central, Hong Kong	1,420,000	C-1, C-6, C-14	, 2008
Xiaona Ma c/o SSC Mandarin Financial Services Limited Room 4710, 47/F., The Center 99 Queen's Road Central, Hong Kong	75,000	C-2	, 2008
Baolong Zhao c/o SSC Mandarin Financial Services Limited Room 4710, 47/F., The Center 99 Queen's Road Central, Hong Kong	70,000	C-3, C-7	, 2008
Wing Kai Ho c/o SSC Mandarin Financial Services Limited Room 4710, 47/F., The Center 99 Queen's Road Central, Hong Kong	60,000	C-4	, 2008
Global Strategic Partners Inc. c/o John F. Ambruz John Ambruz 106 Stonewall Circle West Harrison, New York 10604	625,000	C-5	, 2008
John Ambruz 106 Stonewall Circle West Harrison, New York 10604	30,000	C-8	, 2008
Dr Denis John Worrall 2 Milner Road Rondebosch, Cape Town 7700 Republic of South Africa	30,000	C-9	, 2008
Pieter Christian van Aswegen 9 Reading Country Estates 26 Fore Street New Redruth Alberton 1449 Republic of South Africa	30,000	C-10	, 2008

Paul Bernards 130 Bloor Street West Suite 200 Toronto, Ontario M5S 1N5 Canada	30,000	C-11	, 2008
Merrill H. Weingrod 165 Brown St., Providence, Rhode Island	30,000	C-12	, 2008
Wan Guo Li No. 1, Qingnianhubei Jie, Anwai, Beijing 100011 The People's Republic of China.	100,000	C-13	, 2008

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  Exhibit 10.3
CHINA MINING RESOURCES HOLDINGS LIMITED SECURITIES ESCROW AGREEMENT
EXHIBIT A